UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2015

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices) (Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 3, 2015, the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (the “Company”), voted to appoint Thomas F. Harrison as an independent member of the Board, effective January 1, 2016, which appointment will fill a current vacancy on the Board. The initial term of Mr. Harrison’s appointment will be from January 1, 2016 until the next annual meeting of stockholders for the election of directors. As of the date of this filing, the Board has not yet determined on which of its committees, if any, Mr. Harrison will serve. As a non-employee director, Mr. Harrison will be eligible to participate in the Company’s standard non-employee director compensation arrangements described in the section entitled “Director Compensation” of the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2015, pro-rated to reflect his length of service during the intial term. In addition, it is expected that Mr. Harrison will enter into the Company’s standard form of director indemnification agreement, a form of which was filed as Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on May 28, 2013.

Mr. Harrison is currently an Executive Director of Colony Capital, Inc., where he has served since 1992, and has demonstrated a strong record of executive leadership and success in opportunistic real estate private equity investing, business planning, investment analysis, underwriting and origination, asset and portfolio management, and business development. There are no understandings or arrangements between Mr. Harrison and any other person pursuant to which he was selected as a director, and there are no related party transactions between Mr. Harrison and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2015

WILLIAM LYON HOMES

By:	/s/ Jason R. Liljestrom
Name:	Jason R. Liljestrom
Its:	Vice President, General Counsel and Corporate Secretary